Exhibit 10.18(b)

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2006, by and between Triad Hospitals, Inc., a Delaware corporation, and William Love (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company (as hereinafter defined) and is expected to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case of most companies, the possibility of a Change in Control (as hereinafter defined) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the ongoing employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control of the Company;

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the Executive’s gross annual salary as may be determined from time to time by the Company, whether acting through its Board of Directors (the “Board”) or a committee thereof, its President and CEO or otherwise, including deferrals of salary pursuant to Sections 125, 402(a)(3), 402(h), 403(b) or 457(b) of the Code, deferrals of salary to the Triad Hospitals, Inc. Management Stock Purchase Plan, deferrals of salary to the Triad Hospitals, Inc. Deferred Compensation Plan and elective deferrals of salary by the Executive under any other deferred compensation plan maintained by the Company or any affiliate thereof.

(b) “Change in Control” shall mean:

(i) The acquisition by any Person of beneficial ownership of Outstanding Company Voting Securities (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of 25% or more of either (a) the then Outstanding Company Common Stock or (b) the then Outstanding Company Voting Securities, unless such acquisition is made (A) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) by a parent corporation resulting from a Business Combination if, following such Business Combination, the conditions specified in clauses (a), (b) and (c) of subsection (iii) of this Section 1(b) are satisfied;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Approval by the stockholders of the Company of a Business Combination (or if there is no such approval by stockholders, consummation of such Business Combination) unless, immediately following such Business Combination, (a) more than 50% of, respectively, the then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the total combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (other than any employee benefit plan (or related trust) of the Company or any parent corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more, respectively, of the then outstanding shares of common stock of the parent corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for, or action of the Board authorizing, such Business Combination; or

(iv) Approval by the stockholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) a Major Asset Disposition (or if

there is no such approval by stockholders, consummation of such Major Asset Disposition) unless, immediately following such Major Asset Disposition, (A) all or substantially all of the individuals and entities that were beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Major Asset Disposition beneficially own immediately after the transaction, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock, the combined voting power of the then outstanding voting securities, and the total value of all the then outstanding stock of the Company (if it continues to exist) and of the Acquiring Entity, in substantially the same proportions as their ownership immediately prior to such Major Asset Disposition of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (B) no Person, other than any employee benefit plan (or related trust) of the Company or such entity, beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity and (C) at least a majority of the members of the board of directors (or comparable governing body) of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement providing for, or action of the Board authorizing, such Major Asset Disposition.

For purposes of the foregoing definition:

(1) “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body);

(2) the terms “beneficial owner”, “beneficially ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;

(3) the term “Business Combination” means (x) a merger or consolidation involving the Company or its stock or (y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(4) the term “group” is used as it is defined for purposes of Section 13 of the Exchange Act and Rule 13d-5 thereunder;

(5) the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions (other than to an entity, 50% of more of the total voting power of which is owned, directly or indirectly, by the Company) of 50% or more of all of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on the total gross fair market value, as determined by a majority of the members of the Incumbent Board without regard to any associated liabilities;

(6) the term “Outstanding Company Common Stock” means the outstanding shares of Common Stock, par value $0.01 per share, of the Company;

(7) the term “Outstanding Company Voting Securities” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Company Voting Securities (or of other voting stock or voting securities) shall be determined based on the total combined voting power of such securities;

(8) the term “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries; and

(9) the term “Person” means an individual, entity or group;

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means Triad Hospitals, Inc., a Delaware corporation, and, as the context may require, its direct and indirect wholly owned subsidiaries and affiliates.

(e) “Disability” means (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, (ii) for a reason specified in clause (i), the Executive is receiving income replacement benefits for a period of not less than three months under a Company accident or health plan, (iii) a determination by the Social Security Administration that the Executive is totally disabled or (iv) a determination that the Executive is eligible for disability benefits under a long-term disability plan of the Company, but only if such plan bases disability eligibility on criteria that comply with clauses (i), (ii) or (iii) above.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Incentive Pay” means the aggregate annual bonus, incentive bonus or other payments of cash compensation, in addition to Base Pay, made or authorized or contemplated to be made in regard to services rendered by the Executive in any fiscal year pursuant to any bonus, incentive compensation, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or any successor thereto, including deferrals of the foregoing pursuant to Sections 125, 402(a)(3), 402(h), 403(b) or 457(b) of the Code, deferrals to the

Triad Hospitals, Inc. Management Stock Purchase Plan, deferrals to the Triad Hospitals, Inc. Deferred Compensation Plan and elective deferrals by the Executive under any other deferred compensation plan maintained by the Company or any affiliate thereof.

(h) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the first anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death or Disability.

(i) “Term” means the period commencing as of the date first set forth above and expiring as of the later of (i) the close of business on December 15, 2008, or (ii) the expiration of the Severance Period; provided, however, that (A) commencing on December 15, 2007 and each December 15 thereafter until the occurrence of a Change in Control, the Term of this Agreement will automatically be extended for an additional year unless, not later than September 15 immediately preceding each such December 15, the Company or the Executive shall have given written notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 7, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately, without further action, terminate and be void and of no further force or effect.

(j) “Termination Date” means, if notice of termination is provided, the date of actual receipt of such notice of termination (or if later, the date specified therein), and in all other cases, the actual date on which the Executive’s employment terminates.

2. Termination Following a Change in Control: (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period. If, during the Severance Period, the Executive’s employment is terminated by the Company, other than as a result of the Executive’s death or Disability, or the Company gives written notice of such termination to the Executive, the Executive will be entitled to the compensation and benefits provided by Section 3 hereof.

(b) In the event of the occurrence of a Change in Control, the Executive may terminate his or her employment with the Company during the Severance Period, with the right to the compensation and benefits as provided in Section 3, upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation, other employment):

(i) Failure to elect or reelect or otherwise to maintain the Executive in the office(s) of the Company which the Executive held immediately prior to a Change in Control;

(ii)(A) A material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position(s) which the Executive held immediately prior to the Change in Control (including, without limitation, a change in offices, titles, scope of the business or other activities for which the Executive was responsible, or upstream or downstream reporting relationships), (B) a reduction in the aggregate amount of the Executive’s Base Pay or Incentive Pay as in effect for the Executive immediately prior to the occurrence of a Change in Control or such higher amount of Base Pay or Incentive Pay as may thereafter be determined by the Company, whether acting through the Board or a committee thereof, its President and CEO or otherwise, or (C) the termination, elimination or denial of the Executive’s rights to employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction, termination, elimination, denial or reduction, as the case may be;

(iii) A change in business circumstances occurs following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control or a change in the Executive’s upstream or downstream reporting responsibilities, which change in business circumstances renders the Executive substantially unable to carry out, materially hinders Executive’s performance of, or causes Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position(s) held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Executive of such situation;

(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9(a);

(v) The Company relocates its principal executive offices, or requires the Executive to have his or her principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Company’s principal executive offices in the course of discharging his or her responsibilities or duties hereunder at least twenty percent (20%) more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his or her prior written consent; or

(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

(c) A termination by the Company pursuant to Section 2(a) or by the Executive pursuant to Section 2(b) will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms thereof.

3. Severance Compensation and Benefits: (a) If, following the occurrence of a Change in Control and during the Severance Period, (i) the Company terminates the Executive’s employment (other than as a result of the Executive’s death or Disability), or the Company gives the Executive notice of such termination, in either case pursuant to Section 2(a), or (ii) the Executive terminates his or her employment pursuant to Section 2(b), the Company shall:

(i) pay to the Executive, a lump sum payment (the “Severance Payment”), within ten (10) calendar days of the Termination Date (unless payment of all or any portion of the following is required on some later date in order to comply with Section 409A of the Code, in which case payment shall be made on the first business day after the date that is six months after the Date of Termination), in an amount equal to:

1 any unpaid Base Pay through the Termination Date;

2 three times the sum of (a) Base Pay (the aggregate amount and the components of which shall be determined based on the highest rate in effect for any period prior to the Termination Date), plus (b) Incentive Pay in an amount equal to the higher of (X) the highest annual amount of Incentive Pay paid to or earned by the Executive with respect to any fiscal year during the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs, and (Y) 100% of the Incentive Pay amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive (as the Executive’s “Target Incentive Award,” “Base Bonus Percentage” or their successors) by the Company, whether or not attained as of such Termination Date, to the Executive for the fiscal year in which the Change in Control occurs;

3 payment in respect of any accrued but unused paid time off or sick pay, and payment in respect of any business expenses incurred but not reimbursed prior to the Termination Date;

4 any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any plans or programs of the Company; and

5 a pro rata portion of the Incentive Pay amount that would be payable, assuming that both the Company and the Executive satisfy 100% (but not in excess of 100%) of the performance objective(s) specified in or pursuant to the applicable agreement, policy, plan, program or arrangement and communicated to the Executive (as the Executive’s “Target Incentive Award,” “Base Bonus Percentage” or their successors) by the Company, whether or not attained as of the Termination Date, to the Executive for the fiscal year in which the Termination Date occurs, calculated by dividing such amount by a twelve and multiplying the quotient by the number of full or partial months of employment completed prior to the Termination Date;

provided, however, the Company shall not be obligated to make the Severance Payment unless and until the Executive signs a release substantially in the form of Exhibit A hereto.

(ii)(A) for thirty-six (36) months following the Termination Date (the “Continuation Period”), arrange at its sole expense, to provide the Executive with health and welfare benefits (other than long-term disability insurance benefits) that are substantially similar to the better of (when considered in the aggregate) (X) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Change in Control, or (Y) those health and welfare benefits (other than long-term disability insurance benefits) that the Executive was receiving or entitled to receive immediately prior to the Termination Date, and (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits under or in respect of any health and welfare benefits applicable to the Executive, his or her dependents or his or her beneficiaries. If and to the extent that any health or welfare benefit described in subsection (A) or (B) of this Section 3(a)(ii) cannot be paid or provided under any applicable law or regulation, including without limitation Section 409A of the Code, or under the terms of any policy, plan, program or arrangement of the Company, then the Company will take all action necessary to ensure that such benefit is provided through other means to the Executive, his or her dependents and beneficiaries, as applicable, or the Company shall timely pay to the Executive a lump sum amount in cash equal to the fair market value of such foregone benefit. The Company shall make any payment that may be necessary to ensure that the Executive’s after tax position with respect to any health and welfare benefits received pursuant to this Section 3(a)(ii) is not worse than the Executive’s after-tax position in the event such benefits had been provided to the Executive while he or she was employed by the Company.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c) For a period of twelve (12) months following the Termination Date, the Company shall timely reimburse the Executive for up to an aggregate of twenty-five thousand dollars ($25,000) of bona-fide outplacement counseling and related benefits obtained by the Executive.

(d) The Company’s obligations pursuant to this Section 3 shall be conditioned upon Executive’s execution of a release in substantially the form attached hereto as Exhibit A.

(e) Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 3 and under Sections 4, 5, 6 and 7 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

4.	Certain Additional Payments by the Company.

(a) Gross-Up Payment. In the event that all or any portion of any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, including under any stock option, restricted stock or other agreement, plan or program (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax (such tax, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”), provided that the Executive executes a release in substantially the form of Exhibit A hereto. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Section 4 Determinations. Subject to the provisions of Section 4(f), all determinations required to be made under this Section 4, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) days after the date of payment of any amount paid to the Executive pursuant to Section 3(a)(i)(2) of this Agreement, and any such other time or times as may be requested by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to such Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive a written opinion to the effect that the Executive has substantial authority not to report any Excise Tax on his or her federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company, should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 4(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

(c) Access; Binding Effect. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and the Executive; provided, that if the Executive is ultimately required to pay an Excise Tax by the Internal Revenue Service despite the opinion of such Accounting Firm, then the Company shall make the appropriate Gross-Up Payment contemplated herein.

(d) Income Tax Returns. The federal income returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax that has not been withheld by the Company, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing the proper reporting of the Gross-Up Payment and any Excise Tax due. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days of such determination pay to the Company the amount of such reduction.

(e) Fees and Expenses. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4 shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his or her payment thereof.

(f) Indemnification. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30)-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of the amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive, subject to the provisions of Section 4(h) of this Agreement, shall:

(i) provide the Company with any written records or documents in his or her possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 4(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his or her own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service.

(g) Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 4.

(h) Confidentiality. Any information provided by the Executive to the Company under this Section 4 shall be treated confidentially by the Company and, except as required by law, will not be provided by the Company to any other person, other than the Company’s professional advisors, without Executive’s prior written consent.

5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

6. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any arbitration, litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the reasonable expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any arbitration proceedings, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, unless an arbitrator or other finder of fact determines that the claim or position asserted by the Executive in any action or proceeding against the Company was frivolous and that the Executive should, therefore, bear all or any portion of such fees and expenses.

7. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control. Any event or occurrence described in Section 2(b)(i), (ii), (iii), (v) or (vi) hereof following the commencement of a discussion with a third person that ultimately results in a Change in Control shall be deemed to have occurred after a Change in Control for the purposes of this Agreement.

8. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

9.	Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

10. Notices. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company at 5800 Tennyson Parkway, Plano, Texas 75024 (to the attention of the President of the Company) and to the Executive at the Company’s address, with a copy to the Executive at his or her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

12. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

14. Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration. The arbitrator shall have full power and authority to limit discovery. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure. Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party. To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator. The arbitrator shall, in its award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, in such proportions as the arbitrator deems just; provided, however, that the Company shall pay the arbitrator’s fees and expenses.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings with respect to such subject matter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

TRIAD HOSPITALS, INC.

By:	/s/ Rebecca Hurley
Name:	Rebecca Hurley
Title:	Senior Vice President &
General Counsel

/s/ William Love
Name:	William Love
Title:	Senior Vice President &
Chief Financial Officer

EXHIBIT A

Form of Release

RELEASE

This RELEASE, executed as of                  , 200   (this “Release”), is made by the undersigned (the “Executive”) in favor of Triad Hospitals, Inc., a Delaware corporation (the “Company”) and the other “Releasees” (as hereinafter defined).

WHEREAS, the Executive and the Company have entered into that certain Change in Control Severance Agreement, dated as of December 15, 2006 (the “Agreement”), pursuant to which, among other things, the Executive is entitled to certain severance compensation and benefits, subject to the Executive’s execution and delivery of this Release;

NOW, THEREFORE, in consideration of the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1.	Release.

(a) The Executive hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended, together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment with the Company (or any subsidiary thereof) or the termination of the Executive’s employment with the Company (or any subsidiary thereof) (individually, a “Claim” and collectively, “Claims”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the Texas Commission on Human Rights Act, or the Texas Pay Day Law, each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law (but shall not apply to any Claims the Executive may have arising under the Age Discrimination in Employment Act, as amended), or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive; provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any

Company employee benefit plan in which the Executive was a participant before the Termination Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Termination Date; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, or under the bylaws, certificate of incorporation and/or other applicable governing documents of the Company, its subsidiaries and/or affiliates; or (iv) any and all Claims to payments, rights and benefits arising under the Agreement.

(b) For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims, if any, which the Executive may have, including Claims that the Executive does not now know or suspect to exist in the Executive’s favor against the Company or any of the Releasees and that this Release extinguishes those Claims.

(c) The Executive represents and warrants that he or she has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. The Executive further represents and agrees that he or she has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release. Furthermore, by signing this Release, the Executive (i) represents and agrees that he or she will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.

(d) The Executive (i) acknowledges that he or she fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he or she is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the Company or its directors, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he or she had the opportunity to consult with an attorney regarding this Release.

2. Entire Agreement. This Release constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the Company relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.

3. Amendments. This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s) against whose interest any of the foregoing shall operate.

4. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

5. Defined Terms; Third Party Beneficiaries. Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement. Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the terms and provisions of this Release.

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IN WITNESS WHEREOF, the Executive has executed this Release to be effective as of the date first above written.

Signature of Executive

Printed Name of Executive

A-4